United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2014

GENTIVA HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-15669	36-4335801
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3350 Riverwood Parkway, Suite 1400, Atlanta, Georgia	30339-3314
(Address of principal executive offices)	(Zip Code)

(770) 951-6450

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 5, 2014, Gentiva Health Services, Inc. (the “Company”) issued a press release on the subject of 2014 third quarter consolidated earnings for the Company and, as fully discussed below under Item 4.02, announcing that the previously issued consolidated financial statements contained in the Company’s annual report on Form 10-K for the year ended December 31, 2013 and the condensed consolidated financial statements contained in its quarterly report on Form 10-Q for the quarter ended March 31, 2014 should no longer be relied upon because of a correction. A copy of such press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 2.02 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 4, 2014, the Audit Committee of the Company determined, after consultation with Company management and the Company’s independent auditors, PricewaterhouseCoopers LLP, that, based on a recent review of the Company’s licensure accounting for closed or consolidated locations, the Company should have accounted for its licenses related to closed or consolidated locations differently. Historically, the Company had incorrectly accounted for its indefinite lived intangible assets related to closed or consolidated licenses on a pooled basis and did not write off license costs when individual locations were closed or consolidated. The Company has determined it should amortize the full license cost over the period of closure or consolidation.

The impact of the correction is expected to increase non-cash expenses by approximately $0.9 million in 2011, by approximately $4.6 million in 2013 and by approximately $1.1 million in the first quarter of 2014. The Company’s 2013 goodwill and other long-lived asset impairment charges will increase by approximately $1.9 million.

Based on the recommendation of management, the Audit Committee of the Company’s Board of Directors determined that the previously issued consolidated financial statements contained in the Company’s annual report for the year ended December 31, 2013 and the condensed consolidated financial statements contained in its quarterly report for the quarter ended March 31, 2014 should no longer be relied upon. The Company will restate its previously issued consolidated financial statements contained in its annual report for the year ended December 31, 2013 (which restatement will record all prior year impacts) and the condensed consolidated financial statements contained in its quarterly report for the quarter ended March 31, 2014.

Management has considered the effect of the restatements on the Company’s prior conclusions as to the effectiveness of its disclosure controls and procedures and internal control over financial reporting. Management has concluded that a material weakness in internal controls over financial reporting existed during each of the affected periods and that the Company’s disclosure controls and procedures and internal controls over financial reporting for such periods were, therefore, not effective. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Management is in the process of implementing new procedures to monitor licensure accounting in connection with closed or consolidated locations.

The Company does not expect the matters described above to have any effect on the Company’s revenues, adjusted EBITDA or adjusted income attributable to Gentiva shareholders or to have any impact on the Company’s cash position or cash flows. Furthermore, the Company does not expect the matters described above to affect the consummation of the merger transaction contemplated by the Agreement and Plan of Merger among the Company, Kindred Healthcare, Inc. and Kindred Healthcare Development 2, Inc., dated as of October 9, 2014.

Company management and the Audit Committee of the Company’s Board of Directors have discussed the matters contained in this Current Report with PricewaterhouseCoopers LLP.

The Company is working diligently to prepare its restated financial statements for the year ended December 31, 2013 and for the quarterly period ended March 31, 2014 and expects to file such restatements by November 14, 2014. The Company also intends to file a Form 12b-25 Notification of Late Filing with the SEC in respect of its quarterly report on Form 10-Q for the quarter ended September 30, 2014. The Company expects to file its Form 10-Q for the quarter ended September 30, 2014 by November 14, 2014, which is within its 5-day extension period provided by Rule 12b-25 under the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith pursuant to Item 2.02:

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTIVA HEALTH SERVICES, INC. (Registrant)

/s/ Eric R. Slusser
Eric R. Slusser
Executive Vice President, Chief Financial Officer and Treasurer

Date: November 5, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release

5